Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Proxy Statement/Prospectus constituting a part of this Registration Statement of our report dated September 10, 2018, relating to the consolidated financial statements of Concrete Pumping Holdings, Inc. and Subsidiaries as of October 31, 2017 and 2016 and for each of the three years in the period ended October 31, 2017, contained in the Proxy Statement/Prospectus.

We also consent to the reference to us under the caption “Independent Registered Public Accounting Firms” in the Proxy Statement/Prospectus.

/s/ BDO USA, LLP

Dallas, Texas

October 22, 2018